Exhibit 99.1

Enertopia Announces Corporate Update

Kelowna, British Columbia--(Newsfile Corp. - January 16, 2026) - Enertopia Corporation (OTCQB: ENRT) (CSE: ENRT) ("Enertopia'' or the "Company") announces corporate update.

The Company is pleased to report that it has agreed to sell its West Tonopah lithium project near  Tonopah, NV to American Battery Technology Company. The Company will receive $500,000 USD for the sale of the project, and ABAT will refund the property bond held by the Nevada Division of Minerals in the amount of $5,596 USD to the company. The Agreement was executed on January 15th and no finders fees are payable. The anticipated closing is expected to take place on or around January 20, 2026.

Over the past several months, the company has conducted an extensive cash flow analysis of the lithium market, input cost measures, and expenditures, after which we decided that it was in the best interest of the company to sell the West Tonopah project.  The additional capital is allowing Enertopia to explore other industrial or metallic exploration or mining opportunities that could be synergistic with the use of our patented technology stack.

"We would also like to thank the American Battery Technology Team for its efforts in moving the Li project forward," stated CEO, Robert McAllister.

About Enertopia Corp.

Enertopia Corp. defines itself as an Energy Solutions Company focused on modern technology through a combination of our intellectual property patents in green technologies to build shareholder value.

For further information, please contact:

Enertopia Corporation
Robert McAllister, CEO

Tel: 1-888-ENRT201

www.enertopia.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining projects, 3rd party lithium technology,  competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements; foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the proposed sale of WT Lithium project will be completed. There can be no assurance that the current patented or patent pending technology being used or developed will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

Neither the OTC Markets and the CSE Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined, in the policies of the CSE Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.